UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

THE PHOENIX COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

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The Phoenix Companies, Inc. (the “Company”) is filing materials contained herein with the Securities and Exchange Commission in connection with its 2008 Annual Meeting of Stockholders.

On February 25, 2008, the Company issued the following press release:

Phoenix Files Preliminary Proxy Statement

Hartford, CT, February 25, 2008 – The Phoenix Companies, Inc. (NYSE:PNX) confirmed today that it has filed its preliminary proxy materials with the Securities and Exchange Commission (SEC). The Company’s Board of Directors has unanimously recommended that shareholders vote in favor of its nominees, Sal H. Alfiero, Martin N. Baily, John H. Forsgren, Jr., John E. Haire, and Thomas S. Johnson.

“Our Governance Committee and the Board made their determination regarding nominees based on clear and rigorous criteria that they have applied consistently over time to evaluate director nominees. Based on that evaluation and the strength of their relevant experience and expertise, the Board concluded that these nominees would best serve the interests of the company and its shareholders,” said Dona D. Young, chairman, president and chief executive officer.

“We believe our Board has helped direct the fundamental improvement in our business on behalf of our shareholders. In the past five years, the balance sheet has been significantly strengthened, earnings have improved materially, and the company has restarted its growth trajectory. Most recently, the Board has guided the planned spin-off of our asset management business, continued growth through expanded product offerings and distribution reach, our study of alternatives for our closed block, and additional expense management initiatives. These are the latest steps in our ongoing work that we believe will deliver growth and increase value to shareholders. We intend to continue communicating about these initiatives with our shareholders,” she said.

The Board is also recommending against the director nominees of Oliver Press Partners. In addition to reviewing the information provided by Oliver Press with respect to those individuals, certain of the company’s independent directors, as well as members of its senior management, separately met with representatives of Oliver Press, including certain of its proposed nominees. The Board then made its recommendations after following its Corporate Governance Principles and receiving the recommendation of the Governance Committee.

With roots dating to 1851, The Phoenix Companies, Inc. (NYSE:PNX) helps individuals and institutions solve their often highly complex personal financial and business planning needs through its broad array of life insurance, annuities and investments. In 2007, Phoenix had annual revenues of $2.6 billion and total assets of $30.2 billion. For more information, visit www.phoenixwm.com

The Phoenix Companies, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with our upcoming annual meeting and the notice we received from one of our shareholders. Information regarding the special interests of the directors and executive officers in the proposals that are the subject of the meeting is included in the proxy statement that we filed in connection with such annual meeting. The Phoenix Companies, Inc.’s shareholders are strongly advised to read the proxy statement filed in connection with the annual meeting carefully before making any voting or investment decision, as it contains important information. Shareholders are able to obtain this proxy statement, any amendments or supplements to the proxy statement, along with the annual, quarterly and special reports we file, for free at the Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement, and other materials we file, will also be available for free at our Web site at www.phoenixwm.com, in the Investor Relations section.